PIPELINE DATA CONTINUES RISE in SEQUENTIAL 2007 EBITDA GROWTH

QUINCY, Mass., November 20, 2007 (BUSINESS WIRE)—Pipeline Data Inc. (OTCBB:PPDA-News), a provider of payment processing solutions and services, today announced its financial results for the third quarter ended September 30, 2007. Total Revenue and Gross Profit for the nine months ended September 30, 2007 were $37.7 million and $13.0 million, respectively. Total Revenue and Gross Profit for the three months ended September 30, 2007 were $12.8 million and $4.7 million, respectively.

Adjusted EBITDA for the three months and nine month period ended September 30,

2007 were $1.9 million and $4.7 million, respectively. For the first nine months of 2007, Gross Profit increased 26.1% to a record of $13.0 million from the same period last year.

Pipeline’s CEO, MacAllister Smith, commented “Revenue and Gross Profit from our merchant base continued to expand during the quarter as overall merchant count remained steady. At the same time, we selectively increased our marketing expenditures and further bolstered our overall capacity through enhancements to our operational infrastructure.. I believe the additional investments and expenditures incurred during the third quarter position Pipeline to take advantage of accretive market opportunities that may present themselves in the near future. Historically, the philosophy of rapid growth augmented by enhanced marketing and increased operational capacity has proven to be a successful formula for Pipeline.”

Non-GAAP Measures

Pipeline Data, Inc. presents its financial results in accordance with generally accepted accounting principles in the United States (GAAP). However, in order to provide the investment community with a broader means of evaluating the operating performance of its operations, Pipeline Data is providing non-GAAP measures, including earnings before interest, taxes, depreciation and amortization (“EBITDA”). Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as an alternative to cash flow from operating activities or as a substitute for GAAP net earnings. Other companies may calculate EBITDA differently than we do and may not be comparable to similarly titled measures reported by other companies.

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

The following table reconciles the differences between Pipeline Data’s net loss as determined under US generally accepted accounting principles (GAAP) and EBITDA as well as EBITDA adjusted for certain non recurring and non-cash transactions.

(Amounts in thousands)	Nine month period ended September 30, 2007	Three month period ended September 30, 2007

Net loss	$(2,033)	$(107)

Interest expense	4,681	1,529
Income tax benefit	(1,198)	(719)
Depreciation and amortization	2,314	793
Amortization of customer acquisition costs	461	173
EBITDA	4,225	1,669
Non-recurring salary compensation	176	33
Stock-based compensation classified as salaries	104	25
Other non-recurring expenses	59	89
Forfeitures of stock based compensation	(81)	-
Stock-based payments for services	191	49
Adjusted EBITDA	$4,674	$1,865